Exhibit 22.3

MAGNA

Computershare

9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

MR SAM SAMPLE
123 SAMPLES STREET
SAMPLETOWN SS X9X 9X9

Security Class
CLASS A SUBORDINATE VOTING

Holder Account Number

C1234567890 XXX

Intermediary

XXX

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Voting Instruction Form ("VIF") - Annual and Special Meeting (the "Meeting") to be held on Thursday May 6, 2010

NON-REGISTERED (BENEFICIAL) HOLDERS

Notes to VIF:

1. We are sending to you the enclosed proxy-related materials that relate to a meeting of the holders of the series or class of securities that are held on your behalf by the intermediary identified above. Unless you attend the Meeting and vote in person, your securities can be voted only by the appointees of Magna International Inc. named on the reverse side of this VIF, as proxy holder of the registered holder, in accordance with your instructions.
2. *We are prohibited from voting these securities on any of the matters to be acted upon at the Meeting without your specific voting instructions.* In order for these securities to be voted at the Meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this VIF to provide your voting instructions to us promptly.
3. If you wish to attend the Meeting in person or appoint some other person or company, who need not be a shareholder, to attend and act on your behalf at the Meeting, please insert your name(s) or the name of your chosen appointee in the space provided (please see reverse).
4. This VIF should be signed by you in the exact manner as your name appears on the VIF. If these voting instructions are given on behalf of a body corporate, set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate.
5. If this VIF is not dated, it will be deemed to bear the date on which it is mailed by Management to you.
6. **When properly signed and delivered, securities represented by this VIF will be voted as directed by you, however, if such a direction is not made in respect of any matter, the VIF will direct the voting of the securities to be made as recommended in the documentation provided by Management for the Meeting.**
7. This VIF confers discretionary authority on the appointee to vote as the appointee sees fit in respect of amendments or variations to matters identified in the Notice of Meeting or other matters as may properly come before the Meeting or any adjournment or postponement thereof.
8. Should you wish to receive a legal form of proxy, please write to Computershare at the above address indicated and one will be sent to you by mail. Please remember that a legal proxy is subject to all the terms and conditions that apply to proxies as outlined in the accompanying Management Information Circular/Proxy Statement, including any cut-off time for receipt.
9. Your voting instructions will be recorded on receipt of the VIF and a legal form of proxy will be submitted on your behalf.
10. By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct us with respect to the voting of, these securities.
11. If you have any questions regarding the enclosed documents, please contact the Registered Representative who services your account.
12. This VIF should be read in conjunction with the accompanying Management Information Circular/Proxy Statement.

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VIFs submitted must be received by 5:00 p.m. (Toronto Time) on Tuesday, May 4, 2010.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the toll free number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com

To Vote by Mail

- Complete, sign and date the reverse hereof.
- Return this VIF in the envelope provided.

Instead of mailing this VIF, you may choose **ONE** of the three other voting methods outlined in this VIF (phone, internet, fax), subject to the following:

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail, internet or fax (1-866-249-7775 for within Canada and (416) 263-9524 for outside Canada) are the only methods by which a holder may choose an appointee other than the Management appointees named on the reverse of this VIF.

If you vote by telephone or the internet, DO NOT mail back this VIF.

To vote by telephone or the internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456

00Q0KD

MR SAM SAMPLE

C1234567890

XXX 123

Appointee(s)

The undersigned non-registered (beneficial) holder of Magna International Inc. (the "Corporation") hereby appoints Frank Stronach, or failing him Donald J. Walker, or failing him Siegfried Wolf

OR

Print the name of the person you are appointing if this person is someone other than the Management appointee(s) (see instructions 3 and 8 on reverse).

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01. Frank Stronach	☐	☐	02. Hon. J. Trevor Eyton	☐	☐	03. Michael D. Harris	☐	☐
04. Lady Barbara Judge	☐	☐	05. Louis E. Lataif	☐	☐	06. Donald Resnick	☐	☐
07. Belinda Stronach	☐	☐	08. Franz Vranitzky	☐	☐	09. Donald J. Walker	☐	☐
10. Siegfried Wolf	☐	☐	11. Lawrence D. Worrall	☐	☐			

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2. Appointment of Auditors

Re-appointment of Ernst & Young LLP as the independent Auditor of the Corporation, based on the recommendation of the Audit Committee of the Board of Directors, and authorization of the Audit Committee to fix the independent Auditor's remuneration.

For ☐ Withhold ☐

3. Ratification of 2009 Stock Option Plan

Approval of the ordinary resolution ratifying the 2009 Stock Option Plan and the conditional grant of Options under the 2009 Stock Option Plan.

For ☐ Against ☐

Signature(s)/Authorized Officer(s) - Sign Here - This section must be completed for your instructions to be executed.

If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated. **If no voting instructions are indicated above, this VIF will direct the voting of the securities to be made FOR the election of the Management nominees listed in Item 1 and FOR the re-appointment of the independent Auditor and authorization of the Audit Committee to fix the independent Auditor's remuneration in Item 2 and FOR the ordinary resolution ratifying the 2009 Stock Option Plan and the conditional grant of Options under the 2009 Stock Option Plan in Item 3.**

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Signature(s)

Date

Interim Financial Statements

Mark this box if you would like to receive interim financial statements and accompanying Management's Discussion and Analysis by mail. ☐

Annual Report

Mark this box if you would like to receive the Annual Report and accompanying Management's Discussion and Analysis by mail. ☐

Should you wish to receive a legal proxy, refer to Note #8 on reverse.

If you are not mailing back your VIF, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

999999999999 031166 9XX AR1 MGCQ

00Q0LJ